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                                                                      EXHIBIT 12

                       SATELITES MEXICANOS, S.A. DE C.V.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                          (IN THOUSANDS OF US DOLLARS)

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
                                                                             PERIOD FROM
                                                                             NOVEMBER 17,
                                                               YEAR ENDED      1997 TO
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
EARNINGS:
Loss before income tax, minority interest and extraordinary
  item......................................................    $(17,206)      $(2,003)
Add: Interest expense.......................................      52,119        14,792
                                                                --------       -------
  Earnings..................................................      34,910        12,789
                                                                --------       -------

FIXED CHARGES:
Interest expense............................................      52,119        14,792
Add: Capitalized interest...................................      20,500         2,909
                                                                --------       -------
  Fixed charges.............................................      72,619        17,701
                                                                --------       -------
Deficiency of earnings to cover fixed charges...............    $ 37,709       $ 4,912
                                                                ========       =======
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